Lydall, Inc	Telephone 860-646-1233
One Colonial Road	Facsimile 860-646-4917
Manchester, CT 06042-2378	www.lydall.com

Exhibit 99.1
NewsRelease

LYDALL ANNOUNCES FINANCIAL RESULTS
FOR THE FIRST QUARTER ENDED MARCH 31, 2017

MANCHESTER, CT - May 2, 2017 - LYDALL, INC. (NYSE: LDL) today announced financial results for the first quarter ended March 31, 2017.

HIGHLIGHTS - Q1 2017 vs. Q1 2016

GAAP Financials

•	Net sales of $165.5 million, up 27.6% from $129.7 million

–	Technical Nonwovens' acquisitions contributed $26.3 million, or 20.3%

•	Gross margin of 24.4%, down 60 basis points

•	Operating margin of 9.0%, down 150 basis points

–	Includes 60 basis points of incremental intangibles amortization from acquisitions

–	Includes 50 basis points of a non-cash asset impairment charge

•	Earnings per share ("EPS") of $0.68, up 25.9%, from $0.54

–	Effective tax rate of 17.6% includes a 11.4%, or $0.09 per share, benefit from stock vesting

Non-GAAP Financial Measures*

•	Organic sales growth of 11.1%

•	Adjusted gross margin of 25.0%, flat with Q1 2016

•	Adjusted operating margin of 10.0%, down 100 basis points

•	Adjusted earnings per share of $0.74, up 32.1%, from $0.56 per share

•	Adjusted EBITDA margin of 13.8%, down 60 basis points

*Reconciliations of the Non-GAAP financial measures to Lydall’s GAAP financial results are included at the end of this release. See also “Use of Non-GAAP Financial Measures” below.

Dale G. Barnhart, President and Chief Executive Officer, stated, “I am pleased to report that Lydall delivered 11.1% organic sales growth and 32.1% adjusted EPS growth in the quarter. Organic growth was broad based with expansion across all segments. Thermal/Acoustical Fibers, Thermal/Acoustical Metals and Performance Materials segments delivered 14.8%, 13.6% and 10.4% growth, respectively, on strong market demand and favorable positioning. Reversing trends in prior quarters, the Technical Nonwovens segment delivered 8.5% organic growth on increased sales of advanced materials and improved demand from domestic power generation customers. Net sales from our recent acquisitions of Texel and Gutsche exceeded expectations, and our synergy programs remain on track. Adjusted gross margin was flat as the Thermal/Acoustical Fibers and Performance Materials segments delivered improved gross margins on strength in volume and mix, offset by unfavorable mix in Technical Nonwovens and continued, but improving, operational performance issues coupled with commodity cost increases in Thermal/Acoustical Metals. As expected, while we have made progress in our operational execution, we continued to see inefficiencies in Thermal/

Acoustical Metals as this segment works to adjust to increased demand and changing product mix. Corrective actions continue to be implemented, notably including a reduction in force in Europe which resulted in severance expenses of $0.7 million in the quarter.”

Q1 2017 Results

Net sales increased 27.6% to $165.5 million, compared to $129.7 million in the first quarter of 2016. The Technical Nonwovens ("TNW") segment reported increased net sales of $27.7 million, including $26.3 million from acquisitions. TNW’s 8.5% organic growth was driven by strong advanced materials sales and improving filtration demand in domestic power generation markets. Organic growth of 10.4% in the Performance Materials ("PM") segment was driven by both improved market demand for filtration products and some recovery in the insulation and cryogenics markets. The Thermal/Acoustical Fibers ("T/A Fibers") and Thermal/Acoustical Metals ("T/A Metals") segments were positively impacted by increased parts sales of 14.9% and 13.4%, respectively, due to increased demand and new platform launches.

Gross margin was 24.4%, down 60 basis points compared to 25.0% in the first quarter of 2016. The TNW segment negatively impacted consolidated gross margin by approximately 70 basis points, primarily related to mix and inventory step-up from acquisitions. The T/A Metals segment negatively impacted consolidated gross margin by approximately 60 basis points, primarily related to operating inefficiencies, higher raw material commodity costs and reduction in force severance expenses. The T/A Fibers and Performance Materials segments favorably impacted consolidated gross margin primarily as a result of favorable product mix. Adjusted gross margin of 25.0%, excluding the inventory step up and severance expenses, was flat with the prior year.

Operating margin was 9.0% compared to 10.5% in the first quarter of 2016. Lower gross margin together with increased selling, product development and administrative expenses of $6.8 million, or 100 basis points as a percentage of sales, contributed to lower operating margin. The Texel and Gutsche acquisitions contributed $4.4 million of the increase in selling, product development and administrative expenses, including incremental intangibles amortization of $1.0 million, which negatively impacted operating margin by 60 basis points. Severance expenses of $1.0 million for reductions in force in the T/A Metals and TNW segments negatively impacted operating margin by 60 basis points in the first quarter of 2017. An asset impairment charge of $0.8 million in the Performance Materials segment negatively impacted operating margin by 50 basis points. Adjusted operating margin was 10.0%, excluding inventory step up, severance and strategic initiatives expenses, compared to 11.0% in the first quarter of 2016.

The Company's effective tax rate was 17.6% compared to 33.1% in the first quarter of 2016. The effective tax rate in the first quarter of 2017 was positively impacted by 11.4% due to stock vesting with the remainder driven by a favorable mix of income in lower taxed jurisdictions.

Net income was $11.7 million, or $0.68 per diluted share, compared to $9.2 million, or $0.54 per diluted share in the first quarter of 2016. Adjusted earnings per share increased 32.1% to $0.74, compared to $0.56 per share in the first quarter of 2016.

Liquidity

The Company’s cash on hand of $62.5 million and availability of $54.6 million from its domestic credit facility provide additional capacity to support organic growth programs and operational improvements, fund capital investments and continue pursuits of attractive acquisitions. Cash flows from operations in the first three months of 2017 was $12.4 million compared with $12.8 million in the first three months of 2016. An increase in cash generated from improved net income was offset primarily by increases in raw material inventory and tooling inventory in preparation of new automotive platform launches. At March 31, 2017, the Company’s net leverage ratio (debt less cash divided by trailing twelve months EBITDA) was approximately 0.7 times. During the first quarter of 2017, the Company paid down $10.0 million of debt outstanding on its domestic credit facility.

Outlook

Mr. Barnhart concluded, “We are pleased with demand in our end markets and order activity remains solid. We are encouraged by improving order activity and backlog in industrial filtration focused applications in the Technical Nonwovens segment and are entering the warm weather construction months that traditionally drive increased demand for advanced materials products. In the Performance Materials segment, we expect steady demand in our filtration markets, and in the insulation space we continue to see increased quoting and order activity in liquid natural gas and energy related applications. We also expect to continue to benefit from the relative strength of the platforms we serve in our automotive segments. Operationally, in the Thermal/Acoustical Metals segment, we continue to aggressively implement productivity initiatives and the corrective actions needed to realize operating improvement. Last, I'm pleased to report continued progress integrating the Texel and Gutsche businesses, including commencing the previously announced restructuring plan that is expected to reduce operating costs, increase efficiency and enhance the Company’s flexibility and competitive position."

Conference Call

Lydall will host a conference call on May 3, 2017, at 3:30 p.m. Eastern Time to discuss results for its first quarter ended March 31, 2017 as well as general matters related to its businesses and markets. The call may be accessed at (888) 338-7142, from within the U.S., or (412) 902-4181, internationally. In addition, the audio of the call will be webcast live and will be available for replay on the Company's website at www.lydall.com in the Investor Relations' Section. A recording of the call will be available from 5:30 p.m. Eastern Time on May 3, 2017 through 11:59 p.m. Eastern Time, May 10, 2017 at (877) 344-7529, from within the U.S., or (412) 317-0088, internationally, pass code 10105060. Additional information, including a presentation outlining key financial data supporting the conference call, can be found on the Company’s website www.lydall.com under the Investors Relations’ Section.

Use of Non-GAAP Financial Measures

In addition to the financial measures prepared in accordance with generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures, including organic sales, adjusted gross profit, adjusted gross margin, adjusted operating income, adjusted operating margin, adjusted earnings per share, EBITDA and adjusted EBITDA. The attached financial tables address the non-GAAP measures used in this press release and reconcile non-GAAP measures to the most directly comparable GAAP measures. The Company believes that the use of non-GAAP measures helps investors gain a better understanding of our core operating results and future prospects, consistent with how management measures and forecasts the Company's performance, especially when comparing such results to previous periods or forecasts. Non-GAAP measures should be considered in addition to, and not as a replacement for or superior to, the corresponding GAAP measures, and may not be comparable to similarly titled measures reported by other companies.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” within the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. All such forward-looking statements are intended to provide management’s current expectations for the future operating and financial performance of the Company based on current expectations and assumptions relating to the Company’s business, the economy and other future conditions. Forward-looking statements generally can be identified through the use of words such as “believes,” “anticipates,” “may,” “should,” “will,” “plans,” “projects,” “expects,” “expectations,” “estimates,” “forecasts,” “predicts,” “targets,” “prospects,” “strategy,” “signs,” and other words of similar meaning in connection with the discussion of future operating or financial performance. Because forward-looking statements relate to the future, they are subject to inherent risks, uncertainties and changes in circumstances that are difficult to predict. Such risks and uncertainties which include, among others, worldwide economic or political changes that affect the markets that the Company’s businesses serve which could have an effect on demand for the Company’s products and impact the Company’s profitability, challenges encountered by the Company in the integration of the Texel and Gutsche acquisitions, disruptions in the global credit and financial markets, including diminished liquidity and credit availability, changes in international trade agreements, including tariffs and trade restrictions, foreign currency volatility, swings in consumer confidence and spending, unstable economic growth, raw material pricing and supply issues, fluctuations in unemployment rates, retention of key employees, increases in fuel prices, and outcomes of legal proceedings, claims and investigations. Accordingly, the Company’s actual results may differ materially from those contemplated by these forward-looking statements. Investors, therefore, are cautioned against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Lydall’s filings with the Securities and Exchange Commission, including the risks and uncertainties identified in Part I, Item 1A - Risk Factors of Lydall’s Annual Report on Form 10-K for the year ended December 31, 2016.

These forward-looking statements speak only as of the date of this press release, and Lydall does not assume any obligation to update or revise any forward-looking statement made in this press release or that may from time to time be made by or on behalf of the Company.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut with global manufacturing operations producing specialty engineered products for the thermal/acoustical and filtration/separation markets. For more information, visit http://www.lydall.com. is a registered trademark of Lydall, Inc. in the U.S. and other countries.

-MORE-

For further information:
David D. Glenn
Vice President, Corporate Development and Investor Relations
Telephone 860-646-1233
Facsimile 860-646-4917
info@lydall.com
www.lydall.com

Summary of Operations
In thousands except per share data
(Unaudited)
	Quarter Ended
	March 31,
	2017	2016

Net sales	$165,487	$129,700
Cost of sales	125,063	97,323
Gross profit	40,424	32,377

Selling, product development and administrative expenses	25,469	18,698
Operating income	14,955	13,679

Interest expense	606	144
Other expense (income), net	140	(167)
Income before income taxes	14,209	13,702

Income tax expense	2,494	4,533
Loss from equity method investment	46	—
Net income	$11,669	$9,169

Earnings per share:
Basic	$0.69	$0.54
Diluted	$0.68	$0.54

Weighted average number of common shares outstanding	16,983	16,825
Weighted average number of common shares and equivalents outstanding	17,284	17,036

Summary of Segment Information
and Corporate Office Expenses
In thousands
(Unaudited)
	Quarter Ended
	March 31,
	2017	2016
Net Sales

Performance Materials Segment	$28,751	$26,383
Technical Nonwovens Segment	58,918	31,207
Thermal/Acoustical Metals Segment	44,280	41,997
Thermal/Acoustical Fibers Segment	41,372	35,861
Eliminations and Others	(7,834)	(5,748)
Consolidated Net Sales	$165,487	$129,700

Operating Income

Performance Materials Segment	$1,589	$2,138
Technical Nonwovens Segment	4,668	3,926
Thermal/Acoustical Metals Segment	2,443	3,557
Thermal/Acoustical Fibers Segment	12,289	10,324
Corporate Office Expenses	(6,034)	(6,266)
Consolidated Operating Income	$14,955	$13,679

Financial Position
In thousands except ratio data
(Unaudited)
	March 31, 2017	December 31, 2016

Cash and cash equivalents	$62,539	$71,934
Working capital	$168,403	$165,162
Total debt	$118,334	$128,775
Stockholders' equity	$286,809	$273,456
Total capitalization	$405,143	$402,231
Total debt to total capitalization	29.2%	32.0%

Cash Flows
In thousands	Quarter Ended
(Unaudited)	March 31,
	2017	2016

Net cash provided by operating activities	$12,358	$12,783
Net cash used for investing activities	$(9,560)	$(9,616)
Net cash used for financing activities	$(12,809)	$(10,537)
Depreciation and amortization	$6,517	$4,332
Capital expenditures	$(9,560)	$(9,616)

Common Stock Data
	Quarter Ended March 31,
	2017	2016

High	$63.80	$35.10
Low	$49.21	$25.41
Close	$53.60	$32.52

During the first quarter of 2017, 5,452,023 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange.

Non-GAAP Measures
In thousands except ratio and per share data
(Unaudited)

The following tables address the non-GAAP measures used in this press release and reconcile the non-GAAP measures to the most directly comparable GAAP measures:

	Quarter Ended March 31,
	2017	2016

Net sales	$165,487	$129,700

Gross Profit, as reported	$40,424	$32,377
Inventory step-up purchase accounting adjustments	481	—
Severance expenses	441	—
Gross Profit, adjusted	$41,346	$32,377

Gross Margin, as reported	24.4%	25.0%
Gross Margin, adjusted	25.0%	25.0%

Operating income, as reported	$14,955	$13,679
Strategic initiatives expenses	160	561
Inventory step-up purchase accounting adjustments	481	—
Severance expenses	988	—
Operating income, adjusted	$16,584	$14,240

Operating margin, as reported	9.0%	10.5%
Operating margin, adjusted	10.0%	11.0%

Diluted earnings per share, reported	$0.68	$0.54
Strategic initiatives expenses	$0.01	$0.03
Inventory step-up purchase accounting adjustments	$0.03	$—
Severance expenses	$0.06	$—
Tax effect of above adjustments	$(0.04)	$(0.01)
Diluted earnings per share, adjusted	$0.74	$0.56

This press release reports adjusted results for the quarters ended March 31, 2017 and 2016, which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical Nonwovens segment and severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments.

EBITDA
In thousands except ratio data
(Unaudited)

	For the Quarters Ended March 31,
	2017	% of sales	2016	% of sales

Net income	$11,669		$9,169
Interest expense	606		144
Income tax expense	2,494		4,533
Depreciation and amortization	6,517		4,332
EBITDA	$21,286	12.9%	$18,178	14.0%

Strategic initiatives expenses	$160		$561
Inventory step-up purchase accounting adjustments	481		—
Severance expenses	988		—
EBITDA, adjusted	$22,915	13.8%	$18,739	14.4%

This press release reports earnings before interest, taxes, depreciation and amortization ("EBITDA") for the quarters ended March 31, 2017 and 2016 and adjusted EBITDA which excludes strategic initiatives expenses, purchase accounting adjustments related to inventory step-up in the Technical-Nonwovens segment and severance expenses for reductions in force in the Thermal/Acoustical Metals and Technical Nonwovens segments.

Organic Sales
(Unaudited)

	Quarter Ended March 31, 2017
	Performance Materials	Technical Nonwovens	Thermal/Acoustical Metals	Thermal/Acoustical Fibers	Consolidated
Sales growth, as reported	9.0%	88.8%	5.4%	15.4%	27.6%
Acquisitions	—%	(84.3)%	—%	—%	(20.3)%
Change in tooling sales	—%	—%	6.1%	(0.6)%	1.8%
Foreign currency translation	1.4%	4.0%	2.1%	—%	2.0%
Organic sales growth	10.4%	8.5%	13.6%	14.8%	11.1%

This press release provides information regarding organic sales change, defined as net sales change excluding (1) sales from acquired businesses (2) the impact of foreign currency translation and (3) tooling sales. Management believes that the presentation of organic sales change is useful to investors because it enables them to assess, on a consistent basis, sales trends related to the Company selling products to customers, without the impact of foreign currency rate changes that are not under management's control and do not reflect the performance of the Company and management. Tooling sales are excluded because tooling revenue is not generated from selling the Company's products to customers, but rather is reimbursement from our customers for the design and production of tools used by the Company in our manufacturing processes. Tooling sales can be sporadic and may mask underlying business conditions and obscure business trends.